' CERTIFICATE OF OFFICER

CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement (the "Agreement"), dated as of December 1, 2003, among WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WACHOVIA BANK, NATIONAL ASSOCIATION, as Master Servicer,

WELLS FARGO BANK MINNESOTA, N.A., as Trustee, LENNAR PARTNERS,

INC., as Special Servicer

(WBCMT 2003-C9)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement in all material respects throughout such year, (iii) the Company has received no notice regarding qualification, or challenging the status, of either ED Loan REMIC, REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body or, if it has received any such notice, specifying the details thereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2004.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC WBCMT 2003-C9